Exhibit L

[Letterhead of Arnold & Porter Kaye Scholer LLP]

July 23, 2019

Ministry of Economy and Finance

Republic of Panama

Via España y Calle 52

Edificio Ogawa, Piso 4

Panama, Republic of Panama

Ladies and Gentlemen:

We have acted as special United States counsel for the Republic of Panama (“Panama”) in connection with (i) the issuance by Panama of U.S.$1,250,000,000 aggregate principal amount of its 3.160% Global Bonds due 2030 and U.S.$750,000,000 aggregate principal amount of its 3.870% Global Bonds due 2060 (collectively, the “Global Bonds”) and (ii) the transactions contemplated by the Terms Agreement (the “Terms Agreement”) dated as of July 17, 2019, among Panama and Citigroup Global Markets Inc. and J.P. Morgan Securities LLC. We are familiar with the form of the Fiscal Agency Agreement, as amended by Amendment No. 1 thereto, dated as of September 4, 2003, Amendment No. 2 thereto, dated as of February 13, 2015, and Amendment No. 3 thereto, dated as of October 26, 2016, including the forms of Security attached to such agreement (as so amended, the “Fiscal Agency Agreement”), the Underwriting Agreement that forms part of the Terms Agreement, the Terms Agreement and Panama’s Registration Statements on Schedule B filed on December 23, 2016, as amended by Amendment No. 1 thereto filed on January 9, 2017 (Registration No. 333-215316), and on February 26, 2018 (Registration No. 333-223218) (collectively, the “Registration Statements”), including the Prospectus dated April 4, 2018, and the Prospectus Supplement dated July 17, 2019 constituting a part thereof. We have also reviewed Panama’s Annual Report on Form 18-K for the fiscal year ended December 31, 2017 (the “Annual Report”) filed with the Commission under the Securities Exchange Act of 1934, as amended. The Terms Agreement and the Fiscal Agency Agreement are collectively defined herein as the “Agreements.” Capitalized terms used herein without definition shall have the respective meanings set forth in the Terms Agreement.

In rendering the opinion expressed below, we have examined such certificates of public officials, government documents and records and other certificates and instruments furnished to us, and have made such other investigations, as we have deemed necessary in connection with the opinion set forth herein. Furthermore, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authority of Panama to enter into the Agreements and cause the issuance of the Global Bonds, and the conformity to authentic originals of all documents submitted to us as copies. As to any document originally prepared in any language other than English and submitted to us in translation, we have assumed the accuracy of the English translation.

This opinion is limited to the federal laws of the United States and the laws of the State of New York, and we do not express any opinion herein concerning the laws of any other jurisdiction. Insofar as the opinion set forth herein relates to matters of the laws of Panama, we have relied upon the opinion of Licenciado Rigoberto González Montenegro, the Procurador de la Administración of Panama, a copy of which is being filed as an exhibit to the Annual Report, and our opinion herein is subject to any and all exceptions and reservations set forth therein.

Based upon and subject to the foregoing and assuming the due authorization of the Global Bonds by Panama, we are of the opinion that when the Global Bonds have been duly authorized, issued and executed by Panama and authenticated, delivered and paid for as contemplated by the Agreements, the Prospectus and any amendment and supplement thereto, the Global Bonds will constitute valid and legally binding direct and unconditional obligations of Panama under the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Annual Report and to the reference to this firm under the heading “Validity of the Global Bonds” in the Prospectus Supplement referred to above. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP